Exhibit 10.32

WARNER MUSIC INC.

75 Rockefeller Plaza

New York, New York 10019

July 7, 2005

Caroline Stockdale

Dear Caroline:

This letter, when signed by you and countersigned by us (“Company”), shall constitute agreement (the “Agreement”) with respect to your employment with Company.

1.	Position: Executive Vice President, Human Resources

2.	Term: The term of this Agreement shall commence on July 25, 2005 and ended December 31, 2008 (the “Term”).

3.	Compensation:

(a) Salary: During the Term, Company shall pay you a salary at the rate of $375,000 per annum.

(b) Annual Discretionary Bonus: With respect to each fiscal year of the Term shall be eligible for an annual bonus (or a pro rata portion of such annual bonus for a portion of such fiscal year) (the “Annual Bonus”). The amount of each Annual Bonus shall be determined by Company at its sole discretion; provided that, your target Annual Bonus (the “Target”) for each year of the Term shall $350,000 (or a pro rata portion of such amount for a portion of a year), base the strength of your performance and on the performance of Company. The amount of each annual bonus awarded to you may be higher or lower than the Target amount, and shall remain in the sole discretion of Company.

(c) Commencement Bonus: Promptly following the commencement of your employment hereunder, Company shall pay you a Commencement Bonus of $250,000.

(d) Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level. You shall not be entitled to additional compensation far performing any services for Company’s subsidiaries or affiliates.

(e) Stock Options. Company shall grant to you options to purchase 50,000 shares of the Common Stock of Warner Music Group Corp. (the “Options”) subject to any required approvals, which Options shall be exercisable in accordance with the terms of the stock option agreement to be executed and delivered by you pursuant to the applicable stock option plan.

4.	Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you will not render any services for others, or for your own account, in the field of entertainment or otherwise.

5.	Reporting: You shall at all times work under the supervision and direction of the senior executive officers of Company and shall perform such duties as you shall reasonably be directed to perform by such senior officers.

6.	Place of Employment: The greater New York metropolitan area. You shall render services at the offices established for Company at such location. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder. You agree to relocate your primary residence to the New York metropolitan area on or before December 31, 2005.

7.	Travel and Entertainment Expenses: Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require.

8.	Benefits: Relocation:

(a) While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including, but not limited to, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term.

(b) Company shall reimburse you for, or pay directly, your reasonable household moving expenses approved by Company which shall have been incurred by you directly as a result of moving from Minnesota to the New York metropolitan area, upon presentation to Company of documentation evidencing such expenses and, in the case of any expenses which are to be reimbursed, the payment thereof by you.

9.	Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of three (3) consecutive months or more or for shorter periods aggregating three months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate your employment hereunder upon paying to you any accrued but unpaid salary to the date of such termination. In the event of your death, this Agreement shall automatically terminate except that Company shall pay to your estate any accrued but unpaid salary through the last day of the month of your death.

10.	Termination by Company: Company may at any time during the Term, by written notice, terminate your employment for malfeasance, misfeasance or nonfeasance in connection with the performance of your duties, the cause to be specified in the notice of termination. Without limiting the generality of the foregoing, the following acts shall constitute grounds for termination of employment hereunder: (i) any willful or intentional act or omission having the effect of injuring the reputation, business or business or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving moral turpitude or a felony; (iii) breach of covenants contained in this Agreement; and (iv) repeated or continuous failure, neglect or refusal to perform your duties hereunder.

11.	Consequences of Breach by Company or Non-renewal:

(a) In the event of a “Special Termination” (as defined below) of your employment, your sole remedy shall be that, upon your execution of a Release (as defined below) Company shall pay to you the “Special Termination Payments” (as defined below), and in the event of a “Qualifying Non-renewal” (as defined below), your sole remedy shall be that, upon your execution of a Release, Company shall pay to you the “Non-renewal Payments” (as defined below). Special Termination Payments and Qualifying Non-renewal Payments are sometimes herein referred to collectively as the “Termination Payments.”

(b) The “Basic Termination Payments” shall mean any accrued but unpaid salary, accrued vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates pursuant to an event described in subparagraph (d) or (f), below, as applicable (the “Termination Date”).

(c) A “Release” shall mean a release agreement in Company’s standard form, which shall include, without limitation, a release by you of Company from any and all claims which you may have relating to your employment with Company and the termination of such employment.

(d) A “Special Termination” shall have occurred in the event that Company terminates your employment hereunder other than pursuant to Paragraphs 9 or 10 hereof.

(e) “Special Termination Payments” shall mean (i) the Basic Termination Payments; plus (ii) the greater of (A) the “Severance Amount” (as defined below) and (B) the sum of $725,000.

(f) A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates; or (ii) Company offers you continued employment with Company or one of its affiliated at a salary lower than your salary as in effect on the last day of the Term, and you elect to decline such offer and terminate your employment with Company.

(g) The “Non-renewal Payments” shall mean (i) the amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company; plus; (ii) the Basic Termination Payments.

(h) Any Termination Payments payable to you under Paragraph 11(e) or (g) above shall be made by Company in accordance with its regular payroll practices by means of continued payments to you of your salary at the same rate as was in effect as of the Termination Date for the applicable period (the “Payment Period”) as is necessary to cause the full amount due under such clause to be paid. During the Payment Period, Company shall continue to provide you with coverage under Company’s medical plans in accordance with the terms of such plans, and you shall be entitled to no other benefits during such period.

(i) In the event you elect not to execute and deliver a Release in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 11, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this Paragraph 11 with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you.

12.	Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph 12 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except with Company’s written consent. You shall deliver promptly to Company upon termination of your employment, or at anytime Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control.

13.	Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in anyway created by you hereunder and all other results and proceeds of your services hereunder, including, but not limited to, all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company‘s ownership of the results and proceeds of your services.

14.	Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:	TO COMPANY:

Caroline Stockdale

The most recent address for the Executive in the records of Parent or the Company. The Executive hereby agrees to promptly provide Parent and the Company with written notice of any change in the Executive’s address for so long as this Agreement remains in effect.

Warner Music Inc. 75 Rockefeller Plaza New York, NY 10019 Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

15.	Miscellaneous:

(a) You represent and warrant to Company that you are free to enter into this Agreement and, as of the commencement of the Term hereof, are not subject to any conflicting obligation or any disability which will prevent you from or interfere with your executing and performing your obligations hereunder.

(b) You acknowledge that while you are employed hereunder you win comply with Company’s conflict of interest policy and other corporate policies, as in effect from time to time, of which you are made aware. All payments made to you hereunder shall be subject to applicable withholding and social security taxes and other ordinary and customary payroll deductions.

(c) You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but not limited to, the provisions of Paragraphs 4 and 12 hereof), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 15(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy.

(d) This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

If, notwithstanding the provisions of the foregoing paragraph, any provision of this Agreement or the application hereof is held to be wholly invalid, such invalidity shall not affect any other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.

(e) The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company.

(f) Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement. This Agreement may be amended, modified, superseded, canceled. renewed extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance.

Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(g) This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State.

If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Very truly yours,

WARNER MUSIC INC.

By:	/s/ David H. Johnson
David H. Johnson

Accepted and Agreed:

/s/ Caroline Stockdale
Caroline Stockdale